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EXHIBIT 1.2

        Amended and Restated By-laws of Luxottica Group S.p.A. (Unofficial English Translation)

BY-LAWS
of
"LUXOTTICA GROUP S.p.A"

TITLE I
COMPANY'S NAME-REGISTERED OFFICE-
PURPOSE—
DURATION

        Article 1)—A public corporation is established under the name "LUXOTTICA GROUP S.P.A".

        Article 2)—The company's registered office shall be located in MiIan. The Board of Directors shall have the authority to establish, change and close, both in Italy and abroad, sub-offices, branches, agencies and subsidiaries of any kind.

        Article 3)—The Company shall have the following purposes:

        a)    acquisition and management of shareholdings in other companies or entities in Italy and abroad on its own account and not towards the Public;

        b)    financing, financial and managerial coordination of companies or entities in which it participates, such as, without limitation: the coordination of operating strategies, investment programs and development plans; management of financial policy towards the companies of the Group; promotion and research activities; use of technological assets, name and trademarks on behalf of the companies in which interests are held or of third parties; personnel administration and management, both for operational and disciplinary purposes, and, in general, the exercise of the typical functions of a holding company of which is demanded the unified approach and operating efficiency necessary for the rationalization of management, cost reduction and the most effective possible action in achieving the corporate purposes both in Italy and abroad;

        c)     purchase and sale of public and private securities not towards the public and instrumental to the achievement of the company's purpose; the holding and management of the same;

        d)    granting of warranties and sureties and the assumption of joint and several obligations in the interest of companies of the Group;

        e)    purchase, construction, sale, exchange, leasing of movables and immovables, including machinery tools of the relevant field;

        f)     sale, also on commission, in Italy and abroad, of frames for optical glasses, sunglasses and products of the eyewear field.

        The Company may also perform any other industrial, commercial or financial transaction not towards the public in general, concerning movables or immovables in favor and in the interest of the Companies of the Group.

        Article 4)—The duration of the Company is established up to and including December 31, 2050

TITLE II

STOCK CAPITAL

        Article 5)—The stock capital amounts to EURO 27,273,427.98 and it is divided into no. 454,557,133 common shares of nominal value EURO 0.06 (zero comma zero six) each.

        The Meeting held on March 10, 1998 resolved to increase the stock capital in one or more installments within March 31, 2011 for a maximum amount of Lire 1,225,000,000 (one billion two hundred and twenty-five million Lire) by the issuance of new ordinary shares to be exclusively offered to employees of the company and/or of its subsidiaries.

        At the expiration date, the stock capital will be considered increased for an amount equal to the capital subscription obtained. The Meeting held on June 26, 2001, in which the stock capital has been converted in EURO, stated that on June 13, 2001 the increased capital has been subscribed for an amount of 182,646,700 Lire and, therefore, it can be further subscribed for a maximum amount of 1,042,353,300 Lire which converted into EURO equals 538,330.55 EURO.

        On September 20, 2001, the Meeting resolved to increase further the stock capital in one or more installments within March 31, 2017 for a maximum amount of EURO 660,000 (six-hundred sixty thousand) by the issuance of new ordinary shares to be offered for subscription exclusively to employees of the Company and/or its subsidiaries.

        At the expiration date, the capital stock will be considered increased for an amount equal to the subscriptions obtained. Pursuant to the above-mentioned increases in capital, a total amount of 4,057,133 shares have been subscribed.

        The Company may issue convertible and non-convertible bonds.

        Article 6)—The stock is freely transferable.

        Article 7)—The payment of the non fully paid-up stock will be called up by the Board of Directors according to the terms and conditions it shall deem convenient.

TITLE III

MEETING OF STOCKHOLDERS

        Article 8)—The duly constituted Meeting of stockholders represents all the stockholders and its resolutions, adopted according to the law and to the present by-laws, bind all stockholders, albeit absent or dissenting.

        Article 9)—Each stockholder is entitled to one vote for each share of capital stock held or represented.

        Article 10)—The meeting of stockholders is ordinary or extraordinary according to the law. It can be called even outside the registered office, in Italy, or in any member state of the European Union or in the United States of America.

        As the Company has to draft the consolidated financial statements, the meeting for the approval of the financial statements can be convened within 180 (one hundred eighty) days of the closing of the fiscal year.

        Article 11)—The Meeting of stockholders shall be called by the Board of Directors, by written notice stating the date, time and place of the meeting and the agenda for the meeting, to be published according to the law.

        Article 12)—Entitled to attend the meeting shall be those stockholders who have filed, at the registered office or at the authorized credit institutions or bodies indicated in the notice of the meeting, no later than two days before the date scheduled for the meeting, the specific certificate attesting his/her rights to exercise corporate rights, and issued, according to the law, by authorized intermediaries.

        Each stockholder having the right to attend the meeting may authorize another person to act for him by a written proxy according to the law. The Chairman of the meeting, who may avail himself of the help of ad hoc assistants, shall verify that the meeting is duly convened, check the identity and right of participation of the attendees, run the course of the meeting and attest the results of the voting.

        Article 13)—The meeting of stockholders shall be presided over by the Chairman of the Board of Directors or by one of the Managing Directors or, in their absence, by a person appointed by the vote of the majority of those in attendance.

        The meeting of stockholders shall appoint a Secretary who is not required to be a stockholder himself. The Secretary's assistance is not required when a Notary is designated to draft the minutes of the meeting.

        All resolutions shall be approved by open vote.

        Article 14)—The validity of the meetings and of the related resolutions is governed by the applicable laws.

        Article 15)—Provided what it is set forth in Article 12 of these By-laws, any stock owned by the Directors attending the meeting and stockholders who for any reason will abstain from voting, shall be taken into account in calculating the stock capital required for the validity of the resolutions, save what it is set forth in Article 2368 c.c. last paragraph.

        Article 16)—The resolutions of the meeting will be transcribed in a minute drawn up according to the law and recorded in the minute book.

        The minutes shall be signed by the Chairman and the Secretary. The Minutes of the extraordinary meetings shall be drawn up by a Notary.

TITLE IV

MANAGEMENT

        Article 17)—The Company is governed by a Board of Directors composed of not less than five and not more than twelve members, who need not be stockholders, appointed, after the exact number has been determined, by the Meeting of stockholders.

        Article 18)—Directors shall serve for a period of three years and cease from their office on the date of the meeting of stockholders called for the approval of the balance-sheet related to the last year of their office, and they can be reelected.

        Whenever there is a vacancy among the Directors during the fiscal year, the other directors provide for their substitutions by resolution approved by the Board of Statutory Auditors, provided that the majority is composed of directors appointed by the meeting of stockholders.

        The Directors so appointed hold the office until the following meeting of stockholders.

        Should the majority of Directors appointed by the meeting of stockholders leave the office, the entire Board terminates its duty; the Directors still in office shall timely call a meeting to appoint the new Board.

        Article 19)—If the meeting of stockholders did not appoint the Chairman, the Board shall appoint a Chairman among its members and, if it deems convenient, it will appoint a Vice Chairman.

        The Board may also appoint one or more one or more Managing Directors determining their powers.

        The Board may delegate some of its functions to an Executive Committee. The Executive Committee is composed of a minimum of five to a maximum of seven members of the Board.

        The functions set forth in Articles 2420-ter, 2423, 2443, 2446, 2447, 2501-ter and 2506-bis of the Civil Code, cannot be delegated.

        The empowered bodies have a duty to timely report to the Board of Directors and the Board of Statutory Auditors, at least quarterly, on the general business trend, the modalities of exercise of the proxies conferred and on the most relevant transactions from an economic, financial and patrimonial point of view, made by the Company and its subsidiaries.

        The Board may establish one or more Committees and give to such Committees those powers as it considers appropriate.

        In this respect, the Board may establish a Management Committee consisting of a minimum of five members and a maximum of seven members appointed by the Board also among non Board members, of which one member may be an independent Director.

        The Managing Directors and any other person as the Board will consider appropriate, shall be members of the Management Committee.

        The independent Director chosen by the Board to participate at the Management Committee shall not have the right to vote in such Committee and he/she will be entrusted with the duty to assure that the Committee exercises its powers as determined by the Board.

        The Board may establish an Internal Control Committee consisting of a minimum of two members and a maximum of five members. The Internal Control Committee shall be composed of non executive Directors and, in its majority, of independent Directors.

        The Internal Control Committee is entrusted with assisting the Board of Directors in performing the following tasks: (a) review of the qualification and independence requirements of, as well as of the results of the activities carried out by the Independent Auditor of the company, and assessment of the proposals put forward by the Independent Auditor to obtain the audit engagement; (b) assessment of the appropriateness of the accounting and financial procedures adopted and of their uniformity with a view to the preparation of the consolidated financial statements; (c) establishment of the guidelines and periodic review of the adequateness and effective functioning of the system of internal controls, as well as review of the working plan and the periodic reports prepared by the internal control supervisor; (d) performance of such other duties as are entrusted to the Committee by the Board.

        The Internal Control Committee appoints a Chairman among its members.

        The Board may also appoint a Secretary, who does not need to be a member of the Board, and it shall determine his/her duties.

        Article 20)—A meeting of the Board may be called by the Chairman or by any Managing Director at any time he or she deems it appropriate or when requested by at least two of its members or by two Auditors.

        The Board Meetings are called at the principal place of business of the Company or at any other place by the Chairman or by any Managing Director, who shall establish the agenda of the meeting, oversee the work thereof, and ensure that Directors are adequately informed regarding the items to be discussed at the meeting.

        Written notice of each meeting of the Board shall be given by telex, facsimile, letter, telegram or electronic mail with return receipt at least three days in advance of the meeting; in case of urgency, such term can be reduced to one day.

        Regardless of the observance of the foregoing requirements, the Board shall be deemed duly convened if all Directors and Statutory Auditors holding office are present or participate in such meeting by means of video or telephone conference.

        Article 21)—The Board, duly convened, is validly constituted with the attendance of the absolute majority of its members holding office.

        The Board is presided over by the Chairman of the Board or, in his absence, by any Manager Director or by a Director designated by those in attendance.

        The Secretary, if not already appointed by the Board, will be designated by the Chairman for the sole purposes of the meeting in progress.

        The meetings of the Board of Directors may also be held by means of video or telephone conference, so long as all members participating in such meetings are duly identified and can follow the discussions and participate therein; on these assumptions, the Board of Directors' meetings will be deemed to be held where the Chairman and the Secretary of the meeting are located, in order to ensure the signing of the minutes and their filing in the minute book.

        The President of the meeting oversees the work of the Board and takes care in providing the Directors with adequate information on the agenda, with regard to the nature, confidentiality and urgency of the matters.

        Article 22)—The Board validly resolves by the absolute majority of the Directors present at the meeting or participating by video or telephone conference; in the event of a tie vote, the vote of the presiding officer shall prevail. Minutes of the Board meeting will be prepared and kept in the minute book, signed by the Chairman of the meeting and by the Secretary.

        Article 23)—The management of the Company is entrusted to the Board of Directors who adopts the resolutions necessary to implement the Company's object, except for what is expressly reserved by law to the meeting of stockholders.

        The Board shall have authority over resolutions in connection with mergers and demergers in accordance with Articles 2505 and 2505 bis and 2506 ter of the Civil Code, the establishment or termination of branches, the determination of which Directors shall be entrusted with the power of representing the Company, the reduction of the outstanding capital stock in the event of withdrawal of a stockholder, the amendment of the by-laws to comply with legal requirements, the transfer of the principal place of business within the national territory.

        In addition, the Board has authority over the issuance of convertible bonds in accordance with art. 2420 ter of the Civil Code.

        The Board of Directors can further appoint and dismiss managers and attorneys-in-fact, for specific matters or categories of matters determining their powers.

        The Board of Directors shall have exclusive authority with respect to the following matters:

        1)    defining the general investment and development plans and the goals of the Company and of the Group;

        2)    determining the budget of the Company;

        3)    defining the financial programs and approving the indebtedness of the Company exceeding 12 months;

        4)    approving strategic transactions, those significant in value or those which impose on the Company duties and obligations for a period exceeding three years.

        The Directors shall report to the other directors or to the Board of Statutory Auditors with regard to those transactions involving an interest on their own account or on account of third parties, or influenced by the party who exercises the management or coordination activity.

        Article 24)—The Company is represented by the Chairman of the Board of Directors to whom authority is granted, by means of free signature, to implement all the Board of Directors' resolutions, unless otherwise provided. The President represents the Company before any Court and has the authority to file lawsuits or administrative or judiciary petitions in connection with any jurisdictional degree or phase, including actions for revocation or before the supreme court, and to appoint, for such purposes, counsels.

        The Company is further represented by the Managing Directors and the persons appointed by the Board for specific matters or category of matters, within the limits of the powers entrusted to them.

        Article 25)—The members of the Board of Directors and of the executive committee are entitled to compensation to be determined in the resolution of appointment or by the meeting of the stockholders. The compensation of Directors holding particular offices or that are members of the committees appointed by the Board of Directors shall be fixed by the Board of Directors, upon receiving the advisory opinion of the Board of Statutory Auditors. The members of the Board of Directors are, in any event, entitled to reimbursement of the expenses incurred by reason of their office.

        Article 26)—The Directors shall not be personally liable for the obligations of the Company and have no other liability except those contemplated in Arts. 2392 and 2394 of the Civil Code.

TITLE V

AUDITORS

        Article 27)—The Board of Statutory Auditors consists of three regular Auditors and two alternate Auditors appointed by the Stockholders and who may be re-elected. The requirements, the powers, duties and length of office are those established by the law.

        Auditors shall serve for a period of three fiscal years and shall cease from office on the date of the Meeting of Stockholders called for the approval of the balance sheet relating to the third fiscal year following their appointment.

        Their compensation shall be fixed by the Meeting of Stockholders. Persons who are in positions of incompatibility pursuant to the law or who do not have the necessary subjective or objective requirements mandated by the law and/or implementing regulations may not be appointed as Statutory Auditors, or, if appointed, shall cease from office.

        Persons who hold the office of Statutory Auditor of more than five (5) listed Italian Companies may not be appointed as regular or alternate Statutory Auditors of the Company.

        The Statutory Board of Auditors is elected pursuant to lists submitted by the stockholders in accordance with the procedures set out hereunder, for the purpose of ensuring that minority stockholders appoint one regular and one alternate Auditor.

        For such purpose, lists being submitted shall be divided into two sections: a section for the appointment of the regular Statutory Auditors, and another for the appointment of the alternate Statutory Auditors.

        The lists shall set forth a minimum number of candidates equal to the number of candidates to be elected, listed under progressive numbers. Each candidate may appear in not more than one list upon penalty of ineligibility

        Stockholders who individually, or collectively with other stockholders, represent at least 3% (three percent) of the shares with voting rights in the ordinary meetings of stockholders are entitled to submit a list. Each stockholder may submit, directly or indirectly by means of trust or proxy, not more than one list; otherwise, the submitted lists shall not be taken into account. Each stockholder must submit and/or send to the registered office, no later than two days before the day scheduled for the first meeting, a certificate issued by an authorized intermediary, according to the law, attesting his or her right to exercise corporate rights. The lists, signed by the parties submitting them, together with detailed personal or professional information regarding the candidates, shall be filed at the registered office of the company at least two days prior to the day scheduled for the first meeting. Within the above term, in addition to the list, each candidate shall file a statement declaring that he or she accepts his/ her candidature and confirms, on his/her own responsibility, the absence of any cause of ineligibility and compliance with the requirements of office mandated by any applicable regulations.

        In the event of failure to observe the above-mentioned provisions, the list shall be deemed as not having been submitted. Each party with voting rights may only vote for one list. The first two candidates in the list that has obtained the most votes and the first candidate in the list that has obtained the second most votes shall be appointed as regular Statutory Auditors. The first candidate in the list that has obtained the most votes and the first candidate in list that has obtained the second most votes shall be appointed as alternate Statutory Auditors. In the event of equal votes for two or more lists, the oldest candidates shall be declared elected as Auditors until all the offices are assigned.

The first listed candidate in the list that has obtained the most votes shall be appointed Chairman; in the event of equal votes for two or more lists, the oldest candidate shall be declared elected as Chairman. In the event of early withdrawal of a party from the office of regular Auditor for any reason, the regular Statutory Auditor shall be replaced by the alternate Auditor on the list from which the regular Statutory Auditor was elected.

        If such alternate Auditors are not sufficient to complete the Statutory Board of Auditors, the Meeting of Stockholders shall be called in order to supplement the Statutory Board of Auditors choosing from amongst the candidates in the list from which the lapsed Auditor was chosen.

        For the purposes of this Article, the stockholders belonging to the same group—i.e. any subsidiary, parent company, or company controlled by or affiliated with the company pursuant to article 2359 of the Italian Civil Code—shall be considered as a sole stockholder and may not submit or vote in relation to more than one list.

        For the purposes of this Article, the stockholders belonging to the same group—i.e. any subsidiary, parent company, or company controlled by or affiliated with the company pursuant to article 2359 of the Italian Civil Code—shall be considered as a sole stockholder and may not submit or vote in relation to more than one list.

        Article 28)—The accounting auditing of the Company is performed by an independent auditor appointed by the general meeting of stockholders, shall serve for three financial years until the date of the stockholder meeting called to approve the financial statements of the third financial year following the appointment, and its fee is fixed by the general meeting of stockholders.

        The duties, responsibilities and obligations in connection with the appointment of the independent auditor are provided by law.

        Article 29)—The activity performed by the independent auditor shall be recorded in a book kept at the principal place of business of the Company.

TITLE VI

FINANCIAL STATEMENTS AND PROFITS

        Article 30)—The Company's financial year shall end on December 31 (thirty one) of each year. At the end of each financial year the Board prepares the financial statements to be drafted in accordance with law provisions.

        Upon approval of the financial statements, the shareholders' meeting resolves on the distribution of profits, in compliance with provisions of the law and consistently with the Company's needs.

        The Board of Directors may resolve to make early distributions of dividends in the cases and according to the terms and conditions established by article 2433 bis of the Italian Civil Code and article 158 of Legislative Decree no. 58/1 998.

        Dividends which are not collected within five years from the day in which they become available shall prescribe in favor of the company.

TITLE VII

WINDING UP—GENERAL PROVISIONS

        Article 31)—In the event of the company winding-up, the extraordinary shareholders' meeting shall appoint one or more Liquidators establishing their powers and the winding up procedure.

        Article 32)—The Company may, pursuant to article 1891 Civil Code, at its expense, obtain an insurance policy for the civil liability of Directors and Statutory Auditors, in all cases within articles 2392, 2393, 2393bis, 2394, 2395 and 2407 of the Civil Code, in the interest and on behalf of who will hold such offices. The Stockholders meeting will establish the primary insurance company which will provide the insurance policy and the limit of liability.

        Article 33)—Current provisions of law and of regulations shall apply to any matters not expressly mentioned in these By-laws.

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BY-LAWS of "LUXOTTICA GROUP S.p.A"
TITLE I COMPANY'S NAME-REGISTERED OFFICE- PURPOSE— DURATION
TITLE II STOCK CAPITAL
TITLE III MEETING OF STOCKHOLDERS
TITLE IV MANAGEMENT
TITLE V AUDITORS
TITLE VI FINANCIAL STATEMENTS AND PROFITS
TITLE VII WINDING UP—GENERAL PROVISIONS